Exhibit 99.1

PRESS RELEASE

FOR:              STRATASYS, INC.

CONTACT:          S. Scott Crump, Chairman and CEO
                  Tom Stenoien, Chief Financial Officer
                  (952) 937-3000 www.Stratasys.com

                              FOR IMMEDIATE RELEASE

           STRATASYS RELEASES FINANCIAL GUIDANCE FOR FISCAL YEAR 2004

                                    - - - - -

         o        MINNEAPOLIS,  February  20, 2004 -  Stratasys,  Inc.  (Nasdaq:
                  SSYS) today released the following financial guidance for its fiscal year ending December. 31, 2004. The Company expects earnings per share (EPS) for fiscal 2004 to be between $0.80 and $0.90 based on 11.5 million diluted shares outstanding.

         o The Company anticipates fiscal year 2004 revenue to grow by at least 20% over 2003 and to be in the range of $61 million and $65 million. The Company expects its family of low cost 3D printers to be the primary driver of this revenue growth.

         o The Company anticipates gross profit margin to be between 63% and 65% in 2004.

         o This financial guidance is based on an anticipated tax rate of 32% for the year.

         Stratasys, Inc. is a worldwide provider of office prototyping and 3D printing solutions. The company manufactures rapid prototyping and 3D printing systems for automotive, aerospace, industrial, recreational, electronic, medical, consumer products OEM's, and education. The company's patented Fused Deposition Modeling (FDM) rapid prototyping processes create precision 3-dimensional plastic and wax prototyping parts directly from 3-D CAD systems. Stratasys holds more than 110 granted and pending patents worldwide focused on rapid prototyping. The company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020 and www.Stratasys.com

All statements herein that are not historical facts or that include such words as "expect", "anticipates", "project", "estimates" or "believe" or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and

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uncertainties;  these include the continued market  acceptance and growth of our
Dimension, Prodigy Plus, Maxum, Vantage, and Titan product lines; the size of the 3D Printing market; our ability to penetrate the 3D Printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden333; and the other risks detailed from time to time in our SEC Reports, including the reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003, and Form 10-K for the year ended December 31, 2002.

This release is also available on the Stratasys Website at www.Stratasys.com The full Dimension SST 3D-printer release is also available at www.DimensionPrinting.com